Exhibit 99.1

FOR IMMEDIATE RELEASE

David Kaplan
Verticalnet, Inc.
Ph: 610-695-2310, davidkaplan@verticalnet.com

Verticalnet Eliminates 90% of Long-Term Debt, Increases Shareholders’ Equity by $5.1 Million

Company Announces Preliminary Second Quarter Results

Malvern, PA, July 30, 2003 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of Strategic Sourcing and Supply Management solutions today announced that it had repurchased $6.4 million, or approximately 90%, of its outstanding long-term debt obligations. The Company also announced preliminary results for the quarter ended June 30, 2003 and forward revenue guidance for the year ending December 31, 2003. Verticalnet will announce complete financial results as of and for the period ended June 30, 2003 on August 13, after the market closes.

Verticalnet repurchased $6.4 million of its 5¼% convertible subordinated debentures due September 2004, for total consideration of approximately $1.3 million in cash, 2,694,100 shares of Verticalnet common stock, and change of control warrants to purchase 305,120 shares of common stock that expire in September 2004. The debt repurchase reduces the outstanding balance of the Company’s convertible subordinated debentures to $0.7 million.

The transaction announced today has a significant effect on Verticalnet’s shareholders’ equity. Verticalnet’s shareholders’ equity as of June 30, 2003 was $(0.4) million. On a pro forma basis to give effect to the debt repurchase announced today, shareholders’ equity would have increased by $5.1 million to $4.7 million.

“The actions announced today demonstrate Verticalnet’s continued commitment to improving our financial position,” said Nathanael V. Lentz, President and CEO of Verticalnet. “The elimination of 90% of our long-term debt and the associated interest payments represents another significant step in financially repositioning Verticalnet for growth, enabling us to further focus our efforts on delivering high value solutions to our customers, intensifying our go-to-market efforts, and seizing strategic growth opportunities,” Lentz continued.

Verticalnet also announced preliminary results for the quarter ended June 30, 2003. Based on preliminary information, revenues for the period were $2.2 million. Net loss was $1.2 million, or $(0.09) per share. For the full year ending December 31, 2003, Verticalnet expects revenue to be in the range of $10.0 to $11.0 million. The Company’s forward-looking guidance may be impacted by various economic and other factors.

“Second quarter results were in line with our expectations, and our sales pipeline is growing as we see increased marketplace interest in our Spend Analysis and Supply Management solutions,” stated Gene S. Godick, Verticalnet Executive Vice President and CFO. “During 2003, we have successfully restructured our financial position through the elimination of over $22.0 million in obligations while significantly reducing annualized operating expenses, providing us with an improved financial position from which to grow our business. We intend to continue to improve our balance sheet as opportunities become available to us,” Godick continued.

About Verticalnet

Verticalnet (Nasdaq: VERT) is a leading provider of Strategic Sourcing and Supply Management solutions that enable companies to identify, negotiate, realize, and sustain savings and supply base performance improvement. Supply Management is more than merely reducing prices – requiring companies to balance price, performance, and risk to achieve the lowest total cost of ownership. Led by our Spend Analysis solution that quickly provides companies with insight into enterprise-wide spending, Verticalnet’s full suite of Supply Management solutions enables companies to achieve lower prices, improved contract compliance, better supplier service, and shorter sourcing cycles. As a result, our clients recognize significant and sustainable savings in materials costs, inventory levels, and administrative costs – resulting in improved profitability. For more information about Verticalnet, please visit www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about Verticalnet’s expected second quarter and fiscal year 2003 financial results as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq Stock Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in Verticalnet’s Annual Report on Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003, which have been filed with the SEC. Verticalnet is making these statements as of July 30, 2003 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC.